Exhibit 23

Consent and Report on Schedule of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

The Cooper Companies, Inc.:

Under the date of December 17, 2010, we reported on the consolidated balance sheets of The Cooper Companies, Inc. and subsidiaries (the Company) as of October 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended October 31, 2010, which are included herein. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to the incorporation by reference in the Registration Statements (Nos. 33322417, 33325051, 33327639, 33334206, 33340431, 33348152, and 33380795) on Form S3 and Registration Statements (Nos. 33310997, 33367954, 333101366, 333104346, 333115520, 333133719, 333133720, 333143338 and 333158892) on Form S-8 of the Company of our report dated December 17, 2010, with respect to the consolidated balance sheets of the Company as of October 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended October 31, 2010, and the effectiveness of internal control over financial reporting as of October 31, 2010, which report appears in the October 31, 2010 annual report on Form 10K of the Company.

/s/ KPMG LLP

San Francisco, California

December 17, 2010